EXHIBIT 99.1

Press Release

Debt Resolve adds Dino DeAngelis to Board of Directors

White Plains, NY. August 1st 2017

White Plains, New York (August 1, 2017) – Debt Resolve, Inc. (OTC: DRSV) (the “Company”) announced today that Alfredo (Dino) DeAngelis has joined the Company’s Board of Directors effective July 28, 2017. Mr. DeAngelis has more than 25 years of experience in corporate and structured finance, including restructuring and turnaround management. He is currently a partner in Gapstone Group LLC, a Wall Street firm offering corporate and structured finance advisory services, including mergers and acquisitions.

“I am very pleased to be joining Debt Resolve’s Board of Directors,” Mr. DeAngelis said. “Having consulted for the Company over the past few years, I am very excited about its new business strategy focused on building companies in the Healthcare Receivables and Federal Student Loan industries, both among the fastest growing segments of the debt industry. I look forward to working with the other Board members to continue developing appropriate financial strategies for the Company, assisting in governance, and maximizing the resources needed to grow.”

“The Board of Directors of Debt Resolve is extremely pleased that Dino DeAngelis has joined the Board,” said William M. Mooney, Chairman of the Board of Directors. “Having assisted the Company previously and as an industry expert in mergers and acquisitions as well as financial restructuring, Dino can provide strong guidance for the board’s strategic planning efforts.”

Mr. DeAngelis is replacing Gary T. Martin who is retiring from the Board after five years of unwavering support and service to the Company.  Chairman Mooney stated “the recent improvement in the Company’s performance was largely due to Mr. Martin’s strategic influence on Debt Resolve. We have worked closely together over many years and his service will be greatly missed.”

Mr. DeAngelis will be joining current Board members William Mooney Jr. (Chairman), Bruce E. Bellmare, James Brakke, Raymond A. Conta and Stanley E. Freimuth.

About Debt Resolve, Inc. (www.debtresolve.com)

Debt Resolve, through its Settl.it family of products, provides original creditors as well as third party collectors with a patent-protected cloud based online bidding system for the negotiation and settlement of consumer debt, and solutions effective at every stage of collection and recovery. Debt Resolve’s majority owned joint ventures, Progress Advocates LLC and Student Loan Care LLC provide document preparation services for federal student loan modification and consolidation. The company is publicly held, trading on the OTC Markets under the symbol DRSV and is headquartered in White Plains, New York.

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Forward-Looking Statements

Certain statements in this press release and elsewhere by management of the Company that are neither reported financial results nor other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of the Company's operations varying significantly and materially from anticipated results. Debt Resolve undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by SEC rules. Investors are advised to consult any further disclosures made on related subjects in the Company's reports filed with the SEC.

Investor Relations:

Wayne Travis

Debt Resolve, Inc.

wtravis@debtresolve.com

(914) 949-5500 x238

SOURCE: Debt Resolve, Inc.

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